Exhibit 23.1

[Rothstein Kass Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-124139, 333-131687, 333-174050, and 333-174439) on Form S-8 of Innospec Inc. of our reports dated March 20, 2014 and February 15, 2013, with respect to the consolidated balance sheets of Independence Oilfield Chemicals, LLC and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in members’ interest, and cash flows for the year ended December 31, 2013 and period from May 8, 2012 (Inception) through December 31, 2012, respectively.

/s/ Rothstein Kass

Dallas, Texas

October 30, 2014